Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-168545), S-4 (No. 33-41826) and Form S-8 (Nos. 333-42366, 333-105675, 333-152840, 333-152841 and 333-161119) of United States Cellular Corporation of our report dated February 25, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Shareholders, which is incorporated by reference in United States Cellular Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the incorporation by reference of our report dated February 25, 2011 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 25, 2011